Exhibit (k)(v)

AMENDED AND RESTATED

MULTIPLE CLASS PLAN

OF

JOHN HANCOCK MARATHON ASSET-BASED LENDING FUND

As of April 24, 2026

John Hancock Marathon Asset-Based Lending Fund, a Massachusetts business trust (the “Trust”) hereby adopts this Amended and Restated Multiple Class Plan (this “Plan”), pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”)1.

A.	GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:

The Trust offers one or more of the classes of shares described below, as set forth in the Trust’s prospectus and statement of additional information filed with the Securities and Exchange Commission and currently in effect (collectively, the “Prospectus”). Sales charges, distribution fees and/or service fees for each class of shares, as applicable, shall be calculated and paid in accordance with the terms of the then-effective plan of the applicable class, if any, pursuant to Rule 12b-1 under the 1940 Act. A general description of the fees applicable to each class of shares is set forth below. Sales charges, distribution and/or service fees, and repurchase/early redemption fees currently authorized are as set forth in the Prospectus.

1. Class I Shares. Class I shares of the Trust are offered without imposition of an initial sales charge or contingent sales charges, and are not subject to an annual distribution and/or service fee in accordance with any plan adopted pursuant to Rule 12b-1 under the 1940 Act for Class I shares. Class I shares of the Trust are available for purchase only as described in the Prospectus and are subject to the minimum purchase requirements and exchange privileges as set forth in the Prospectus.

2. Class S Shares. Class S shares of are offered subject to a sales load of up to 3.50%. Class S shares of the Trust are subject to an annual distribution and/or service fee in accordance with the then-effective plan adopted pursuant to Rule 12b-1 under the 1940 Act for Class S shares. Class S shares of the Trust also are subject to the minimum purchase requirements and exchange privileges as set forth in the Prospectus.

3. Class D Shares. Class D shares of the Trust are offered subject to a sales load of up to 1.50%. Class D shares of the Trust are subject to an annual distribution and/or service fee in accordance with the then-effective plan adopted pursuant to Rule 12b-1 under the 1940 Act for Class D shares. Class D shares of the Trust also are subject to the minimum purchase requirements and exchange privileges as set forth in the Prospectus.

[1]	The Trust is relying upon Rule 18f-3 pursuant to an exemptive order issued by the Securities and Exchange Commission (“SEC”), to issue multiple classes of Shares.

4. Class A Shares. Class A shares of the Trust are offered with the imposition of an initial sales charge or, on certain investments described in the Prospectus, a contingent deferred sales charge (“CDSC”). Class A shares of the Trust are subject to an annual distribution and service fee in accordance with the then-effective Class A Rule 12b-1 Plan of the Trust. Class A shares of the Trust also are subject to the minimum purchase requirements and exchange privileges as set forth in the Prospectus.

5. Class U Shares. Class U shares of the Trust are offered without the imposition of an initial sales charge or a CDSC. Class U shares of the Trust are subject to an annual distribution and service fee in accordance with the then-effective Class U Rule 12b-1 Plan of the Trust. Class U shares of the Trust also are subject to the minimum purchase requirements and exchange privileges as set forth in the Prospectus.

B.	CLASS CONVERSION:

If permitted by disclosure in the Trust’s Prospectus, as described in such Prospectus, a designated purchase class of shares of the Trust will convert to a designated target class of shares of the Trust at any time after the initial date that the purchase class of shares commenced operations upon shareholder request if the requesting shareholder meets the criteria for investment in the target class of shares as set forth in the Trust’s Prospectus. Such share class conversion may be suspended if it is determined that the conversion constitutes or is likely to constitute a taxable event under federal income tax law.

C.	EXPENSE ALLOCATION OF EACH CLASS:

Certain expenses may be attributable to a particular class of shares of the Trust (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

In addition to any distribution and/or service fees described in the Prospectus, each class may, by action of the Board of Trustees (the “Board”) or its delegate, also pay a different amount of the following expenses:

(1)	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific class;

(2)	Blue Sky fees incurred by a specific class;

(3)	SEC registration fees incurred by a specific class;

(4)	expenses of administrative personnel and services required to support the shareholders of a specific class;

(5)	Trustees’ fees incurred as a result of issues relating to a specific class;

(6)	litigation expenses or other legal expenses relating to a specific class;

(7)	transfer agent fees and shareholder servicing expenses identified as being attributable to a specific class; and

(8)	such other expenses actually incurred in a different amount by a class or related to a class’s receipt of services of a different kind or to a different degree than another class.

All expenses not hereafter designated as Class Expenses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Trust.

Any income, gain, loss, and expenses not allocated to specific classes as described above, incurred by the Trust shall be charged to the Trust and allocated daily to each class of the Trust in a manner consistent with Rule 18f-3(c)(1)(iii) under the 1940 Act.

D.	VOTING RIGHTS:

Each class of shares governed by this Plan: (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement, including, if applicable, any Rule 12b-1 Plan; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

E.	CLASS DESIGNATION:

Subject to approval by the Board, the Trust may alter the nomenclature for the designations of one or more of its classes of shares.

F.	DATE OF EFFECTIVENESS:

This Plan is effective as of April 24, 2026, provided that this Plan shall not become effective unless such action has first been approved by the vote of a majority of the Board and by vote of a majority of those Trustees who are not “interested persons” of the Trust (the “Independent Trustees”).

G.	AMENDMENT OF PLAN:

Any material amendment to this Plan shall become effective upon approval by a vote of a majority of the Board, and by a vote of a majority of the Independent Trustees, which votes shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Trust as a whole; or upon such other date as the Board shall determine. No vote of shareholders shall be required for such amendment to the Plan.

H.	SEVERABILITY:

If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

I.	LIMITATION OF LIABILITY:

Consistent with the limitation of shareholder liability as set forth in the Trust’s Agreement and Declaration of Trust, any obligations assumed by the Trust or any class thereof, and any agreements related to this Plan shall be limited in all cases to the Trust and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Trust or class of shares. All persons having any claim against the Trust, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the Trust and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.

H.	ADDITIONAL INFORMATION

This Plan is qualified by and subject to the terms of the then current registration statement for the applicable classes; provided, however, that none of the terms set forth in any such registration statement shall be inconsistent with the terms of the classes contained in this Plan of the Trust. The Trust’s registration statement contains additional information about Class I, Class S, Class D, Class A and Class U shares and the Trust’s multiple class structure.

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